Exhibit 99.5
Director Bonus to Gen. Jean E. Boyle

[LISKA BIOMETRY LOGO]

July 21, 2004

Gen. Jean E. Boyle
5612 Watterson Street
Manotick, Ontario, K4M 1C6
Canada

         RE:      Director Equity Bonus

Dear Jean,

     Liska Biometry, Inc. is delighted to notify you that for services previously rendered, in recognition of excellent work and dedication to Liska Biometry, Inc., we are hereby granting you a Director Bonus in the form of equity in the amount of 50,000 shares of common stock. Please be advised that said shares will be registered pursuant to Form S-8. Thank you for your recognized contributions to this organization.

Sincerely,

Liska Biometry, Inc.


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